UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2021

MONGODB, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38240	26-1463205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, 38th Floor New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

646-727-4092

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	MDB	The Nasdaq Stock Market LLC
(Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement

On June 29, 2021, MongoDB, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC (the “Representatives”), as representatives of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell 2,500,000 shares of its Class A common stock, par value $0.001 per share (“Class A Common Stock”), at a public offering price of $365.00 per share (the “Offering”). The net proceeds to the Company from the Offering are expected to be approximately $889.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Offering is being made pursuant to the Company’s registration statement on Form S-3 (File No. 333-257514), which became effective upon filing with the Securities and Exchange Commission on June 29, 2021, a base prospectus dated June 29, 2021 and the related prospectus supplement dated June 29, 2021. The Offering is expected to close on July 2, 2021, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. The Company’s directors and executive officers have agreed, subject to certain exceptions, not to sell or transfer any shares of Class A Common Stock for 60 days after June 29, 2021 without first obtaining the written consent of Morgan Stanley & Co. LLC, and the Company has agreed, subject to certain exceptions, not to sell or transfer any shares of the Company’s Class A Common Stock for 60 days after June 29, 2021, without first obtaining the written consent of the Representatives.

The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the Class A Common Stock in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events

On June 29, 2021, the Company issued a press release announcing the pricing of the Offering. A copy of the Company’s press release announcing the pricing is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of June 29, 2021, by and between MongoDB, Inc., Morgan Stanley & Co. LLC.
5.1	Opinion of Cooley LLP.
23.1	Consent of Cooley LLP (contained in Exhibit 5.1).
99.1	Press Release issued by the Company on June 29, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONGODB, INC.

Dated: June 30, 2021	By:	/s/ Andrew Stephens
Name: Andrew Stephens Title: General Counsel and Secretary